Filed Pursuant to Rule 424b2

                         Registration Number 333-76514

                          AMERICAN FAMILY COOKIES, INC.

           A MINIMUM OF 600,000 SHARES AND A MAXIMUM OF 750,000 SHARES
                         OFFERING PRICE: $2.00 PER SHARE

                                ----------------

     We are offering for sale, on a self underwritten, minimum-maximum basis, a minimum of 600,000 shares and a maximum of 750,000 shares of our $.001 par value common stock at a price of $2.00 per share (the "Shares"). Proceeds from the sale of the Shares will be escrowed in a non-interest bearing account until the minimum number of Shares are sold. If the minimum proceeds are not received within 120 days from the date of this prospectus, which can be extended an additional 30 days in our sole discretion, all escrowed funds will be returned to subscribers without interest or deduction. In no event shall this offering continue beyond 150 days from the date of this prospectus. This offering may be terminated sooner by us in our sole discretion.

                                ----------------

     INVESTING IN OUR SECURITIES INVOLVES SOME RISK. SEE "RISK FACTORS," PAGE 4. THE SECURITIES OFFERED HEREIN SHOULD NOT BE PURCHASED BY ANY INVESTOR WHO CANNOT AFFORD TO SUSTAIN THE TOTAL LOSS OF HIS OR HER INVESTMENT.

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY NOR HAS THE COMMISSION OR ANY AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

     This is our initial public offering. No public market currently exists for our shares, although we intend to apply for listing on the Over-the-Counter Bulletin Board in the future. We know of no market makers for our common stock. The offering price may not reflect the market price of our shares after the offering.

     The shares will be offered and sold by our officers and directors without any discounts or other commissions. An indeterminate number of shares may be sold through broker/dealers who are members of the National Association of Securities Dealers, and who will be paid a commission of 8% on the sales they make. We currently have no agreements, arrangements or understandings with any broker/dealers to sell shares. The table below assumes, as planned, that all sales will be made by the Company's directors, officers and employees. To the extent sales of shares are made by broker-dealers the net proceeds will be accordingly reduced; the figure for net proceeds excludes estimated offering expenses of $55,860.

                                ----------------

                                                 UNDERWRITING DISCOUNTS
                          PRICE TO PUBLIC            AND COMMISSIONS            NET PROCEEDS
                         -----------------      ------------------------       --------------
Per Share ...............    $     2.00                    $0                    $     2.00
Total Minimum ...........    $1,200,000                    $0                    $1,200,000
Total Maximum ...........    $1,500,000                    $0                    $1,500,000


                 The date of this prospectus is August 13, 2002.

                                TABLE OF CONTENTS


Prospectus Summary ........................................................   3
The Company ...............................................................   3
The Offering ..............................................................   3
Risk Factors ..............................................................   4
Use of Proceeds ...........................................................   7
Dilution ..................................................................   8
Management's Discussion and Analysis and Results of Operations ............   9
Capitalization ............................................................  13
Our Business ..............................................................  15
Employees .................................................................  16
Description of Property ...................................................  16
Management ................................................................  18
Executive Compensation ....................................................  19
Security Ownership of Certain Beneficial Owners and Management ............  20
Certain Relationships and Related Transactions ............................  21
Description of Securities .................................................  22
Plan of Distribution ......................................................  24
Legal Matters .............................................................  25
Experts ...................................................................  25
Available Information .....................................................  25

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

     The following summary is qualified in its entirety by reference to the detailed information and combined financial statements, including the notes thereto, appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety, and particularly the information set forth in "Risk Factors."

                                   THE COMPANY

     We are a Delaware corporation that was formed in April, 2000 under the name RDCT Group, Inc., and which merged in January 2002 with three inter-related companies that were in the business of selling cookies and ancillary products in shopping center locations in the Southeastern United States for over 20 years. It is our intent to use the proceeds of this offering to expand that business, in part by acquiring leases for new shopping center locations for our stands, in part by building facilities to allow us to sell our products over the Internet, and in part, by hiring a chief financial officer and a marketing executive. Please refer to "Use of Proceeds" on Page 9 for a detailed breakdown of how we intend to use the proceeds of this offering.

     Our mailing address for our principal executive office is: 112 Wheeler Street, LaVergne, TN 37086 and our telephone number is: (615) 793-9800.


                                  THE OFFERING

Securities Offered: ..................... Minimum of 600,000 Shares and a
                                          maximum of 750,000 Shares.

Offering Price: ......................... $2.00 per Share

Escrow Agent: ........................... Continental Stock Transfer & Trust
                                          Company

Summary of Selected Financial Data: ..... We are an operating company, created from a merger in January 2002, with
                                          three inter-related operating
                                          companies. Please refer to the caption
                                          "Our Business" on page 15 for a
                                          detailed discussion of the merger.

     As of December 31, 2001, and March 31, 2002 our financial data is as follows:

                                              DECEMBER 31, 2001   MARCH 31, 2002

     Total Assets ..........................     $1,290,467         $1,319,700
                                                 ----------         ----------
     Total Liabilities .....................     $  926,856         $  950,993
                                                 ----------         ----------
     Net Income (Loss) .....................     $    2,791         $    5,096
                                                 ----------         ----------
     Shareholder Equity ....................     $  363,611         $  368,707
                                                 ----------         ----------
     Net Tangible Book Value ...............     $  363,611         $  368,707
                                                 ----------         ----------
     Net Tangible Book Value Per Share .....     $     .067         $     .068
                                                 ----------         ----------
--------------------------------------------------------------------------------

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES OFFERED BY US INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE FINANCIAL STATEMENTS AND NOTES, PRIOR TO MAKING AN INVESTMENT IN AMERICAN FAMILY COOKIES.

OUR EXPANSION STRATEGY MAY NOT SUCCEED, OR MAY NOT BE ABLE TO BE IMPLEMENTED.

     We intend to significantly increase our retail operations and add a capability of merchandising through the Internet. We presently operate 17 retail establishments and anticipate, with the use of the proceeds of this offering, opening 10-15 new facilities including kiosks in shopping centers. The opening and success of these new facilities will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms and regulatory compliance, the ability to meet construction schedules, the ability to manage our anticipated expansion and hire and train personnel, the general ability to successfully manage our anticipated growth (including controlling costs, and maintaining effective quality controls), the availability of adequate financing and general economic and business conditions. Not all of the foregoing factors are within our control. In addition, we anticipate entering into new geographic regions in which we have no previous operating experience. It is possible we will not be able to manage our operations successfully, or be able to compete on an economic basis, which would have a negative impact on our business and financial condition. See "Our Business."

OUR OPERATING COSTS WILL INCREASE AFTER THIS OFFERING.

     The implementation of our expansion strategy will increase our operating costs which, in turn, could adversely affect our business, financial condition and results of operations. In addition, factors such as inflation, increased food costs, construction cost overruns, increased labor and employee benefit costs and the retention of qualified management and hourly employees may increase our operating costs.

WE PRESENTLY PURCHASE ALL OF OUR COOKIE DOUGH FROM ONE SUPPLIER, AND THUS ARE DEPENDANT ON THAT SUPPLIER.

     All of our cookie dough is purchased from one supplier, Readi-Bake Corp. We do not have a written contract for this arrangement. The costs of such items, like other commodities, is subject to fluctuations due to changes in economic conditions, weather, demand and other factors, many of which are beyond our control. We historically have been able to pass on any such price increases to our customers, although no assurance can be given that we will be able to do so in the future. The loss of our current supplier of cookie dough could have a material adverse effect on our business, financial condition and results of operations. If we were unable to replace our cookie dough with a comparable cookie dough our core business could be materially adversely affected. While we believe we would be able to replace our source of cookie dough, the differential in taste and texture could also materially effect our customer base. See "Our Business."

WE DEPEND UPON THE CONTINUED AVAILABILITY OF CERTAIN OF OUR EXECUTIVES AND THEIR LOSS OR UNAVAILABILITY COULD PUT US AT A COMPETITIVE DISADVANTAGE.

     We are dependent to a great extent, on the experience, abilities and continued services of Robert R. Gregory and Donald J. Gregory, our President and Vice President, respectively. At the closing of this offering we will enter into employment agreements with each of them. The loss of services of any of them could have a material adverse effect on our results of operation and financial condition. While we currently have a $500,000 key-person life insurance policy on the life of Robert R. Gregory, we intend, subject to his insurability, to increase the principal amount of that policy to $1,500,000.

AFTER THIS OFFERING, THE PRINCIPAL SHAREHOLDERS OF THE COMPANY WILL CONTINUE TO CONTROL THE COMPANY.

     Upon consummation of the offering Robert R. Gregory, our President and Ian Bauer, a Director, will beneficially own an aggregate of 2,815,000 shares of Common Stock, representing approximately 48% of our issued and outstanding shares assuming the sale of all of the shares being offered. Accordingly, these individuals will, in all likelihood, be able to elect all of our directors and control our management and policies. See "Management," "Principal Shareholders" and "Description of Securities."

OUR OPERATIONS ARE PRESENTLY CONCENTRATED IN THE SOUTHEASTERN UNITED STATES WHICH MAKES US SUSCEPTIBLE TO CHANGING ECONOMIC CONDITIONS IN THAT AREA.

     All of our retail facilities are located in the Southeastern United States. Our present strategy is to expand within the Southeast and then, to other areas. As a result, our operations are currently susceptible to adverse fluctuations caused by adverse changes in economic conditions in the Southeastern United States, as opposed to operations in diverse regions of the United States, which would allow us to balance operations in areas with more favorable economic conditions against areas with less favorable conditions. Our lack of geographic diversity does not allow for this.

WE MAY BE SUBJECT TO LIABILITY CLAIMS THAT MAY EXCEED THE LIMITS OF OUR INSURANCE AND COULD THEREFORE HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE OPERATIONS.

     From time to time, we are subject to lawsuits as a result of our business and currently maintain insurance, including insurance relating to personal injury and product liability, in amounts that we consider adequate and customary for our industry. While we have been able to obtain such insurance in the past, we might not be able to maintain these insurance policies in the future, which would leave us without insurance coverage, exposing us to risks in the event of the occurrence of uninsured losses. In addition, any successful future claim against us, in an amount exceeding our insurance coverage, could have a material adverse effect on our continued operations and reputation.

WE ARE SUBJECT TO GOVERNMENT REGULATION WHICH COULD ADVERSELY AFFECT US BY IMPOSING ADDITIONAL COSTS.

     We are subject to numerous state regulations relating to the preparation and sale of food. We are also subject to federal and state laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements. The failure to obtain or retain the required food licenses, or any increase in the minimum wage rate, employee benefits costs or other costs associated with employees, could adversely affect our business, results of operation and financial condition. Proposals are under consideration at the federal level to increase the minimum wage and to introduce a system of mandated health insurance. These and other initiatives could adversely affect us, as well as the food industry in general. See "Our Business."

CHANGING CONSUMER HABITS IN THE FOOD SERVICE INDUSTRY MAY AFFECT OUR FUTURE OPERATIONS BY CAUSING DECLINING SALES.

     The results of operations of food service businesses are affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing units. Multi-unit food service chains, which is the focus of our business plan, can also be substantially adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from one unit or a limited number of units, or health concerns as to particular types of food or methods of preparing food served by such chains. Dependence on frequent deliveries of fresh ingredients also subjects food service businesses, such as ours, to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality, and cost of ingredients.

WE ARE IN A HIGHLY COMPETITIVE INDUSTRY COMPETING WITH ENTITIES WITH GREATER FINANCIAL RESOURCES, WHICH COULD HURT OUR ABILITY TO SUCCESSFULLY COMPETE.

     The baking industry and retail cookie business, in particular are intrenched in a highly competitive and highly fragmented industry. We compete with national, regional and local bakeries as well as supermarket chains that have in-store bakeries. Many of our competitors are larger, more established and have greater financial and other resources than we do. Competition in the retail bakery industry is based on product quality, brand loyalty, price and customer service.

THE ABSENCE OF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK MAY MAKE IT DIFFICULT FOR YOU TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE, AND OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING.

     Prior to this offering there has been no public market for our common stock, and even after this offering, an active public market may not develop or be sustainable. We have arbitrarily determined the initial public offering price and this may not be the market price of the shares after the offering. The trading price of the shares could be subject to wide fluctuations in response to factors included in this prospectus, many of which are beyond our control. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for may emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the price of our common stock.

THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by (among other rules and regulations) Rule 15g-9 under the Securities Exchange

Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors (that is, investors who meet certain asset or income tests) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. There are additional requirements under SEC regulations for the delivery of monthly statements disclosing recent price information for penny stocks held in the account and information on the limited market in penny stocks, and disclosure as to whether a broker-dealer is the sole market maker, with presumed control over the market. When our common stock becomes subject to the regulations on penny stocks, that factor could have an adverse effect on the market liquidity for our common stock due to these limitations on the ability of broker-dealers to sell our common stock in the public market for investors, which could cause the price of our stock to decline. Our common stock when trading, will be subject to the penny stock regulations.

     Shareholders are advised that the Securities and Exchange Commission has publicly noted patterns of fraud and abuse in the market for penny stocks in recent years, including manipulation of share prices by promoters and broker-dealers, high pressure sales tactics, and control of the market for a penny stock by broker-dealers related to the issuer. We are aware of these potential abuses, and though we do not expect to be in a position to dictate the behavior of the market or participating broker-dealers, we will strive, within the confines of practical limitations, to prevent these patterns of abuse from being established with respect to our stock.

OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK HAVING RIGHTS GREATER THAN OUR COMMON STOCK, WHICH COULD AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

     Our Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. See "Description of Securities."

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE, SUBSTANTIAL DILUTION OF THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE.

     Assuming the sale of all of the shares offered by us, purchasers of our common stock in this offering:

     o will pay a price per share that substantially exceeds the value, on a per share basis, of our assets after we subtract from those assets our intangible assets and our liabilities;

     o will incur immediate dilution in net tangible book value of $1.74 per share if the minimum shares are sold and $1.70 per share if the maximumshares are sold;

     o will contribute substantial funds but will own only 10% of the outstanding shares of our common stock if the minimum shares are sold and 12% if the maximum shares are sold;

     o may experience further dilution in the net tangible value of their common stock as a result of future issuances of common stock.

                                 USE OF PROCEEDS

     The following table shows, in the order of priority, how we intend to spend the proceeds of this offering, based on differing amounts of common stock sold:

         Use                                                     $1,200,000(1)    $1,350,000(1)     $1,500,000(1)
                                                               (600,000 shares) (675,000 shares)  (750,000 shares)
         ---------------------------------------------------------------------------------------------------------
         New store location acquisition                            $830,000          $980,000        $1,130,000
         ---------------------------------------------------------------------------------------------------------

         Construction of a kitchen for training,
           research, and Internet sales                            $ 50,000          $ 50,000        $   50,000
         ---------------------------------------------------------------------------------------------------------

         Expansion of web site of internet sales,
           and computer equipment therefor                         $ 50,000          $ 50,000        $   50,000
         ---------------------------------------------------------------------------------------------------------

         Hiring of a full-time Chief Financial Officer
           and marketing and development executive                 $170,000          $170,000        $  170,000
         ---------------------------------------------------------------------------------------------------------

         General corporate purposes                                $100,000          $100,000        $  100,000
         ---------------------------------------------------------------------------------------------------------

         (1) To the extent broker-dealers who are members of the NASD are used to sell shares, the funds available for general corporate purposes will be reduced accordingly.

     Pending the use of the net proceeds, we intend to invest the net-proceeds in short-term, interest bearing, investment -grade securities. It is not known, at this time, from whom new store locations will be acquired. "General corporate purposes" includes expenses related to corporate overhead, such as the hiring of additional back office personnel and the acquisition of additional equipment for the back office.

                                    DILUTION

     As of December 31, 2001, we had a net tangible book value of $363,611 or $.067 per share (assuming we had 5,400,000 shares of common stock outstanding as of that date), derived from our balance sheet as of that date. Net tangible book value per shares means the value of our tangible assets less all liabilities, divided by the number of shares outstanding. After giving effect to the sale of the shares offered hereby at a price of $2.00 per share, net tangible book value as adjusted would be $1,563,611 or $.26 per share if the minimum shares are sold and $1,863,611 or $.30 per share if the maximum shares are sold. The result will be an immediate increase in net tangible book value to existing shareholders of $1,200,000 if the minimum shares are sold and $1,500,000 if the maximum number of shares are sold and an immediate dilution to new investors of $1.74 per share (87%) if the minimum shares are sold and $1.70 per share (85%) if the maximum shares are sold. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price to investors. The following table illustrates this dilution.

     Assumed Value of Shares offered hereby

     MINIMUM OFFERING
     Net tangible book value per share, before offering ............................................  $  363,611*
     Increase per share attributable to the sale by us of the minimum shares offered hereby ........  $1,200,000
     Pro forma net tangible book value per share after the minimum offering ........................  $1,563,611
     Dilution per share to new investors ...........................................................       $1.74

     MAXIMUM OFFERING
     Net tangible book value per share, before offering ............................................  $  363,611
     Increase per share attributable to the sale by us of the maximum shares offered hereby ........  $1,500,000
     Pro forma net tangible book value per share after the maximum offering ........................  $1,863,611
     Dilution per share to new investors ...........................................................       $1.70

     *As of March 31, 2002, our net tangible book value had increased to $368,707 due to first quarter operating profits. However, this would result in less than $0.01 change in the adjusted book value per share.

     The following table summarizes the investments of all existing shareholders and new investors after giving effect to the sales of the securities offered hereby.

                                                          PERCENTAGE        AGGREGATE        PERCENTAGE
                                          SHARES           OF TOTAL       CONSIDERATION       OF TOTAL
                                         PURCHASED          SHARES            PAID            INVESTED
                                        ----------         ---------      ------------        ---------
Existing Shareholders ................   5,400,000               90%       $  363,611               23%
Public Shareholders (Min.) ...........     600,000               10%        1,200,000               77%
                                         ---------           ------        ----------           ------
   Total .............................   6,000,000           100.00%        1,563,611           100.00%
                                         =========           ======        ==========           ======
Existing Shareholders ................   5,400,000               88%       $  363,611               20%
Public Shareholders (Max.) ...........     750,000               12%        1,500,000               80%
                                         ---------           ------        ----------           ------
   Total .............................   6,150,000           100.00%       $1,863,611           100.00%
                                         =========           ======        ==========           ======

Consideration paid for existing shares of American Family Cookies, Inc. is as follows:

                                                                                                         NO. OF
                                                                                         AMOUNT          SHARES
                                                                                         ------          ------
Cash:
  Victor Bauer ........................................................................ $    810         810,000
  Ian Bauer ...........................................................................      810         810,000
  Edmund Abramson .....................................................................      810         810,000
  Others ..............................................................................      270         270,000
                                                                                        --------       ---------
Total cash ............................................................................    2,700       2,700,000
Merger of Gregory Enterprises, Inc. into American Family Cookies, Inc.:
  Robert Gregory stock ................................................................    2,700       2,700,000
  Value recorded to additional paid in capital ........................................  358,211
                                                                                        --------       ---------
TOTAL EQUITY .......................................................................... $363,611       5,400,000
                                                                                        ========       =========

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

     We are a Delaware corporation, which was formed in April 2000 under the name RDCT Group, Inc. In January 2002, we merged with Gregory Enterprises, Inc., GB Partners, and American Family Cookie Stores, LLC, with RDCT Group, Inc., having changed its name to American Family Cookies, Inc., being the surviving entity. See the description under "Our Business," below.

     Gregory Enterprises was, before its merger into American Family Cookies, Inc., a twenty two year old company specializing in the operation of specialty retail stores. While we have operated several concepts through the years, i.e., gourmet coffee shops, candy stores and delis, our primary concept is and has been "The Cookie Store".

     "The Cookie Store" concept has always been our main focus because of its simplicity and profitability. Our cookie stores are fun and festive with a carnival type atmosphere. While we offer a large variety of fresh baked on-site cookies, we also offer other delectable treats and a large variety of beverage choices. We also carry a large selection of cookie jars. In the fall of 2000 we added to our concept the "Frosty Bites" specialty ice cream products.

     We have carefully chosen the products we offer in our cookie stores to compliment each other, fit into our presentation and appeal to the largest number of customers that walk by our stores. We try to take into account cultural and age differences of our customers in our product selection so that our stores will have the greatest chance of success in whatever community or business venue we do business.

     "The Cookie Store" concept works best in areas of high foot traffic. The majority of our sales are impulse purchases. Our customers are attracted to our stores by the visual presentation of the stores as well as the products and through their sense of smell by the constant attack on their olfactory senses with constant fresh-baked smells of freshly baked cookies.

     All of our locations are at present in shopping malls. Other venues we are exploring are airports, train stations, hospitals and health care complexes, Military bases, tourist attractions, amusement parks, and major office buildings. We feel that there are a wide variety of potential locations for our concept from which we can choose new locations.

     In 1997 and 1998 the three dominant national cookie chains similar to ours were merged into one company. This opened up many opportunities for our company since we were no longer competing for space with three separate chains. In 1998, after reviewing other opportunities to expand our cookie concept, we decided to divest ourselves of all other concepts. At the same time, we decided to expand through both company operations as well as franchising.

     We are still operating a candy store, a gourmet coffee store and a pretzel store. We are actively trying to sell these operations or are in negotiations with the landlords to close them. Generally, our cookie stores are profitable. We do not expect a material loss in selling these operations, as any unsold equipment is compatible for use in "The Cookie Store."

     We have five (5) franchised stores, from which we receive a 5% royalty based on sales, and to which we sell supplies, such as cups, bags, boxes, etc. During fiscal year 2001, we received $35,696 in royalties, and $41,960 in supply payments.

     In 1998 we formed American Family Cookie Stores, LLC to become the franchisor as well as the marketing vehicle for "The Cookie Store" concept. We have opened 7 new cookie stores since 1999. In addition, we have 5 franchised stores. We intend to repurchase one of the franchised stores early in 2002.

     In 1999 GB Partners was formed by Robert Gregory and Donald Gregory to develop and operate stores as franchises. GB Partners opened 3 franchise cookie stores in 1999 and operated until 2001. In March of 2000 Donald Gregory resigned from GB Partners to pursue other opportunities. GB Partners operated 3 franchised cookie stores. Robert Gregory continued with these stores and merged them into the operations of the Gregory Enterprise Group.

     In 1999 we sold the remaining two coffee stores to an unrelated purchaser. The landlords for the coffee stores would not assign the coffee store leases to the purchaser. As a result, Gregory Enterprises remained liable for performance under the leases. Unfortunately, the purchaser suffered personal problems and ended up abandoning the coffee stores. The purchaser had no assets to pursue under legal remedy, and since Gregory Enterprises remained liable under the leases the coffee stores were taken back. The coffee stores were restocked and delinquent rent in the approximate amount of $4,000 was paid to the landlords. In addition, receivables from the purchaser of approximately $5,800 relating to inventory purchases were written off. Other costs of taking back the stores were minimal. We recognized no gain from the sale of the two stores.

     As stated above, we wrote off receivables relating to inventory sales to the purchaser of the two coffee stores. We sell products to our franchisees as well as a few outside customers. Our average outstanding receivables at any time amounts to approximately $6,000. During 2001, we made an aggregate profit of $509,465 on all of our 12 company-owned cookie stores, and lost ($46,144) on our pretzel store, ($25,096) on our candy store, and ($16,055) on our coffee store.

     One coffee store was closed in February 2001. We were able to sell the equipment from this store, were released from the lease and used the inventory in our other stores. The effect on our financial statements from this transaction was minimal.

     We are continuing our efforts to sell the remaining coffee store. However, if we are unable to sell the store, we intend to continue to operate the store for another 20 months, which is the remaining term of the lease. This coffee store is operating at approximately break even. When the lease expires, we expect all equipment and inventory to be usable at our other stores. Any loss at lease termination is expected to be minimal.

     The pretzel store has been closed in May, 2002. We are committed to pay the lease for another nineteen months at a cost of $3,325 per month. Currently the pretzel store has a negative cash flow which exceeds the cost of the lease. From a cash flow perspective, closing the store will have a positive result. There are approximately $25,000 in undepreciated leasehold improvements which is expected to be a loss. In addition, there is an additional $25,000 of undepreciated equipment. We are currently negotiating a sale of equipment at book value in the approximate amount of $8,000. The balance of the equipment can be used at our other stores.

     The candy store has four and one half years remaining on the lease, which costs approximately $2,542 per month. The mall is currently attempting to find a tenant to take the space and we are attempting to sell the store. The store is currently operating at a loss. If a new tenant cannot be found or the store sold, we will make a decision to continue operating the store or closing the store based on the economics of the situation. If we decide to close the store, the expected cost would be the lease payments of $2,542 and the equipment cost. We have leasehold improvements and equipment with a depreciated cost of approximately $40,000. If we are successful in selling the store, we expect to receive $10,000 to $15,000. If we are unable to sell the store, the abandonment of the leasehold improvements will result in an additional loss of $20,000 and the equipment will be transferred and used in other stores.

     Our plans for 2002 are to open a minimum of 10 company operated cookie stores and possibly one or two franchised stores. We will be hiring a CFO and a VP of Marketing as soon as our offering is complete. We also intend to add, during the year, at least two field operations managers as additional stores come on line. We also plan to increase our office staff, warehouse staff and delivery staff by one person.

     The plans to open 10 company operated cookie stores are based on an estimated average cost of $25,000 per store, which would include the costs of acquiring leases and equipment. We will add from 5 to 8 employees at each new store, one field operations person for each 5 stores, and one office support staffer for each 10 stores.

     There are no known trends or events that are likely to have a material impact on our short-term liquidity. Currently, our internal liquidity comes from our store operations. We have funded one pending cookie store acquisition in North Carolina which will be supported by bank financing.

     Our operations are not seasonal as such, though traffic during holiday shopping seasons throughout the year does affect our sales.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated gross income (sales), cost of sales, gross profit and EBITDA for the Company and gross profit as a percentage of sales:

                                                           YEAR ENDED DECEMBER 31,             QUARTER
                                                       ------------------------------           ENDED
                                                          2001                2000         MARCH 31, 2002
                                                       ----------           ---------     -----------------
Sales ..............................................   $2,474,032           $2,501,022         $653,247
Cost of Sales ......................................    1,476,210            1,507,868          404,172
                                                       ----------           ----------         --------
Gross Profit .......................................   $  997,822           $  993,154          249,075
                                                       ==========           ==========         ========
Gross Profit % .....................................       40.33%               39.71%           38.13%
                                                       ==========           ==========         ========

EBITDA(1) CALCULATION
  Net Income .......................................     $  2,791           $   27,674         $  5,096
  Interest, Net ....................................       78,663               73,683           11,398
  Income Tax Expense ...............................            0                4,446            1,300
  Depreciation and Amortization ....................      131,631              104,812           41,190
                                                       ----------           ----------         --------
EBITDA .............................................   $  213,085           $  210,615         $ 58,984
                                                       ==========           ==========         ========
Cash provided by operating activities ..............   $   94,238           $  133,070         $ 29,768
Cash used in investing activities ..................   $ (194,234)          $ (152,619)        $(71,940)
Cash provided by financing activities ..............   $  108,921           $   17,358         $ 48,901


(1) Earnings before interest, income taxes, depreciation and amortization, EBITDA is presented to provide additional information about the company's ability to meet future debt service, capital expenditures and working capital requirements and is one of the measures which determines the company's ability to borrow money. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as calculated herein may not be comparable to similarly titled measures reported by other companies.

The following table sets forth, for the periods indicated, certain statement of operations data and certain financial data expressed as a percentage of sales.

                                                                    YEAR ENDED DECEMBER 31,            QUARTER ENDED
                                                                 -----------------------------            MARCH 31,
                                                                   2001                2000                 2002
                                                                 ---------           ---------         -------------
Sales ..........................................................   100.00%             100.00%            100.00%
Cost of Sales ..................................................    59.67               60.29              61.87
Gross Profit ...................................................    40.33               39.71              38.13
Selling, General and Administrative Expenses ...................    38.48               37.88              37.02
Income from Operations .........................................     1.85                1.83               1.11
Interest Expense, Net ..........................................     3.18                2.95               1.74
Other Income ...................................................     1.44                2.41               1.61
Income (Loss) Before Taxes .....................................      .11                1.29                .98
Taxes on Income ................................................        0                 .18                .20
Net Income (Loss) ..............................................      .11                1.11                .78
EBITDA(1) ......................................................     8.61                8.30               9.03
Net Cash Provided (Used) by Operating Activities ...............     3.81                5.32               4.56
Net Cash Used by Investing Activities ..........................    (7.85)              (6.10)            (11.01)
Net Cash Provided by Financing Activities ......................     4.40                 .69               7.49


COMPARISON OF PERIODS

     At the end of 1999, the company was operating 11 retail stores. Sales increased in 2000 as a result of adding two stores in 1999 and a net of two stores in 2000. In 2001, the company added a net of one additional store, bringing the total to 14. The stores are located primarily in shopping malls through the southeastern United States.

     Sales at the individual stores range from a low of $130,000 to a high of $400,000. The average annual sales are as follows:

                  Year ended December 31, 1999          $211,000

                  Year ended December 31, 2000          $233,000

                  Year ended December 31, 2001          $220,000

     Gross profit percentages have ranged between 39.71% in 2000 to 40.33% in 2001. Based on cost of materials and labor, the company should average approximately 50% gross profit. In the periods presented herein, the company was also operating coffee shops, candy stores, etc., in addition to The Cookie Stores. These other lines, such as coffee and candy, have proved less profitable, and the company has been selling or closing these operations.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses have ranged between 37.88% in 2000 to 38.48% in 2001. The percentages have remained consistent over the past two years; however, there were expenses during the year 2001 worthy of mention. The company incurred an additional $44,000 of professional fees and spent an additional $23,000 on operational personnel in anticipation of opening new stores. Management was able to control and cut expenses in other areas to maintain consistent levels of operating expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the company as of December 31, 2001 (i) on an historical basis and (ii) on a pro forma basis, as adjusted to give effect to the sale of a minimum of 600,000 shares and a maximum of 750,000 shares of the company's common stock. The table set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations," the financial statements and notes thereto and other information included elsewhere in this prospectus.

                                                                          AS OF DECEMBER 31, 2001
                                                                 ACTUAL          PRO FORMA            PRO FORMA
                                                                   (1)        600,000 SHARES       750,000 SHARES
                                                               -----------     -------------        -------------
Current portion of long-term debt ...........................   $199,128         $ 199,128            $ 199,128
                                                                ========        ==========           ==========

Long-term debt, less current portion ........................   $474,993          $474,993            $ 474,993
Stockholders' equity

  Common Stock - 50,000,000 shares of $.001 par value
    authorized; 5,400,000 actual pro forma - 6,000,000
    and 6,150,000 ...........................................      5,400             6,000                6,150

  Preferred stock - 10,000,000 shares at $.001
    par value authorized ....................................         --                --                   --

Additional paid in capital ..................................    358,211         1,557,611            1,857,461
                                                                --------        ----------           ----------

Total capitalization ........................................   $838,604        $2,038,604           $2,338,604
                                                                ========        ==========           ==========

(1) Actual assumes that the exchange of stock between American Family Cookies, Inc. and the entities comprising the Gregory Enterprises Group took place at December 31, 2001.

LONG-TERM DEBT

Note payable - Capital Bank, payable $1,904 monthly, bearing a variable interest rate currently
at 6.50%, secured by equipment, maturing September 2004 ................................................   $ 55,328

Note payable - Capital Bank, payable $1,169 monthly, bearing a variable interest rate currently
at 7.00%, secured by equipment, maturing April 2004 ....................................................     29,928

Note payable - Capital Bank and SBA, payable $956 monthly, bearing a variable interest rate
currently at 6.50%, secured by equipment, maturing September 2004 ......................................     27,710

Note payable - Nancy Davis, payable $697 monthly, bearing interest at 9%, secured by
equipment, maturing November 2002 ......................................................................      7,945

Note payable - Sweet & Nutty, payable $1,201 monthly, bearing interest at 5%, secured by
equipment, maturing October 2005 .......................................................................     31,688

Note payable - Capital Bank and SBA, payable $2,590 monthly, bearing interest at 10.5%,
secured by equipment, maturing October 2006 ............................................................    117,872

Note payable - Capital Bank, payable $851 monthly, bearing interest at bank's index rate plus
2 percent, secured by equipment, maturing April 2004 ...................................................     22,113

Note payable - Bank of Tuscaloosa, payable $1,390 monthly, bearing variable interest rate,
secured by equipment, maturing November 2002 ...........................................................     13,464

Note payable - Betty Gregory, payable $519 monthly, bearing interest at 9%, unsecured,
maturing in 2006 .......................................................................................     23,318

Note payable - Betty Gregory, payable $1,803 bearing interest at 9%, unsecured, maturing
in 2005 ................................................................................................     85,684

Note payable - Capital Bank, payable $2,083 monthly, bearing interest at 9%, secured by
equipment, maturing May 2006 ...........................................................................     89,993

Note payable - Capital Bank, payable $2,193 monthly, bearing variable interest rate, secured
by equipment, maturing in August 2005 ..................................................................     78,697

Note payable - Ford Motor Credit, payable $552 monthly, bearing interest at 2.90% secured
by automobile, maturing January 2003 ...................................................................      7,569

Note payable - Capital Bank, payable $1,626 monthly, bearing variable interest rate, currently
at 6.5%, secured by equipment, maturing May 2005 .......................................................     54,963

Note payable - stockholder, payable $732 month, bearing interest at 8% .................................     27,849
                                                                                                           --------

   Total long-term debt ................................................................................    674,121
                                                                                                           --------

   Less current maturities .............................................................................   $199,128
                                                                                                           ========

   Due after one year ..................................................................................   $474,993

                                  OUR BUSINESS

     On January 9, 2002, Gregory Enterprises, Inc., a Tennessee corporation, American Family Cookie LLC, a Tennessee limited liability company, and GB Partners, a Tennessee partnership merged into American Family Cookies, Inc., formerly known as RDCT Group, Inc. In consideration for these mergers, the shareholders of Gregory Enterprises, Inc., the managing member of American Family Cookies LLC and the partner of GB Partners received an aggregate of 2,700,000 shares of our company's common stock.

     We are continuing the business of (i) Gregory Enterprises, Inc. which commenced operations in 1980 and operated 13 of our stores along with (ii) GB Partners which commenced operations in 1999 and which operated 3 of our other stores and (iii) American Family Cookie Stores, LLC which commenced operations in 1999 and provided publicity, promotion and consultation for franchisees of retail cookie stores.

     Our principal activities consist of the production of baked goods, namely, various varieties of cookies, which we sell in our stores in leased premises in shopping centers. These shopping centers are located primarily in the Southeastern United States. We also sell certain ancillary products in our stores, such as beverages and candies. We operate principally through stores branded "The Cookie Store." A few of our locations operate under the name "Pretzel Twister," "Tennessee Coffee Mill," or "Sweet & Nutty." Generally speaking, operations at these locations are similar in scope to "The Cookie Store" locations.

     We have five (5) franchised stores, from which we receive a 5% royalty based on sales, and to which we sell supplies, such as cups, bags, boxes, etc. During fiscal year 2001, we received $35,696 in royalties, and $41,960 in supply payments.

     It is our intent to add the capability of taking orders for our products electronically, over the Internet, and shipping the products ordered. These new services will, in part, be funded by the capital that we are raising in this offering.

     The area of business in which we compete is highly competitive, not only with respect to other businesses that sell cookies through stores (the most prominent example being Mrs. Fields'), but with respect as well to other businesses that sell prepared foods. This competition extends not only to pricing and sales, but also to favorable locations for our stores. Our competitive position is based on our ability to locate our operations in shopping centers where we can keep our prices low with easy access to our cookies, combined with attractive, eye-catching locations. The average purchase per customer at our stores is $2.50, which makes our products and services affordable to most consumers, thus allowing for impulse purchases.

     Our business is not seasonal, as such, though our experience has shown that sales tend to peak during high-traffic times in shopping centers, particularly during the Christmas holiday shopping season, as well as certain other holiday periods throughout the year.

     We bake our cookies on-site, using our principal raw material, varieties of cookie dough, which we purchase from Readi-Bake Corp., a division of Country Home Bakers headquartered in Shelton, Connecticut, with plants in California and Georgia. We have arrangements with various food distributors to store and deliver our frozen products. We do not have written contracts with these distributors; these distributors allow us, for a price, to utilize their freezer/perishables storage space, and deliver the products to our stores. Our beverages, such as coffee and carbonated beverages, are purchased from a variety of suppliers. Products bearing our logo, such as cups or bags, are supplied by Wincup Corp., of Phoenix, Arizona, and Stewart Sutherland, of Vicksburg, Michigan, and are delivered to our warehouses. Except for Readi Bake Corp., no one entity is a principal supplier to us. Generally speaking, our raw materials are widely available.

     We are not dependent on any major customers, as our customer base is drawn from individuals who visit the shopping centers we are located in.

     Generally speaking, our working capital needs are not great, as we get weekly deliveries of our supplies, thus requiring only a limited level of inventory. 95% of our sales are cash sales, the balance being credit-card charges, resulting in a low level of receivables. The bulk of our cash requirements are for build-outs and equipment related to our stores, particularly new stores. Build-outs are construction and leasehold improvements, such as lighting, walls, floors, ceiling treatments, electrical work, plumbing, and heating and cooling, that are required to bring a store to the point where it can meet building codes to open as a business.

     We are the owners of the trademark "The Cookie Store," which is registered with the United States Patent and Trademark Office. We are also the franchisor of 4 stores.

     There is some regulation of our operations, principally the requirement to meet various health and safety codes that are typical of restaurant and prepared food operations. Generally speaking, the health and safety regulations do not have a material impact on our cost of doing business.

     Governmental regulations relating to minimum wages have an indirect impact on our operations. Even though our pay scales are significantly above minimum wage, an increase in minimum wages would, in turn, push up our costs relating to wages. This is particularly true in light of the competition for a stable employee workforce in the prepared foods/restaurant industries. Higher wage costs, in turn, could have an impact on the cost to consumers of our products, which could have a negative impact on sales, particularly given the impulse-purchase nature of our products.

     To date, and in the last two fiscal years, we have not spent any money on research and development activities. Part of the proceeds of this offering will be used to construct a commissary, which will be used not only for the training of personnel, but also for research and development with respect to recipes for baked goods.

                                    EMPLOYEES

     As of December 31, 2001, we had 24 full time employees and approximately 75 part time employees. Our employment tends to remain at constant levels throughout the year. Generally speaking, 7 of our employees are full-time "back office" personnel, with 90-100 employees, including all of our part-time employees, staffing our stores.

                             DESCRIPTION OF PROPERTY

     We do not own any real estate. Our corporate headquarters/warehouse are located at 112 Wheeler Street, LaVergne, TN, which is a 10,000 square foot leased facility, leased pursuant to a lease that expires in September, 2006 at an annual rental of approximately $35,000.

     The following table presents information with respect to our store locations. All of these stores are in leased locations.

                                          STORE          ANNUAL RENT/      LEASE
STORE NAME/LOCATION                      NUMBER            CHARGES       EXPIRATION     NOTES
-----------------------------------------------------------------------------------------------------------
The Cookie Store,                          03              $56,100        12/13/2007    Rent/Charges
Metrocenter Mall,                                                                       include utilities
Jackson, MS
-----------------------------------------------------------------------------------------------------------
Pretzel Twister,                           04              $39,900        12/31/2003    Rent/Charges
Metrocenter Mall,                                                                       include utilities
Jackson, MS
-----------------------------------------------------------------------------------------------------------
The Cookie Store,                          05              $24,600        12/31/2005
Leigh Mall,
Columbus, MS
-----------------------------------------------------------------------------------------------------------
The Cookie Store,                          06              $53,300         4/30/2006    Lease has two
Rivergate Mall,                                                                         year option
Nashville, TN
-----------------------------------------------------------------------------------------------------------
The Cookie Store,                          07              $28,000         9/30/2010
Ft. Henry Mall,
Kingsport, TN
-----------------------------------------------------------------------------------------------------------

                                          STORE          ANNUAL RENT/      LEASE
STORE NAME/LOCATION                      NUMBER            CHARGES       EXPIRATION     NOTES
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          08              $56,000         5/31/2011    Opened
Bellevue Center Mall,                                                                   June 1, 2001
Nashville, TN
----------------------------------------------------------------------------------------------------------------
Sweet and Nutty,                           09              $30,500         9/30/2006    Rent/Charges
University Mall,                                                                        include utilities
Tuscaloosa, AL
----------------------------------------------------------------------------------------------------------------
Tennessee Coffee Mill,                     12              $24,800         1/31/2004    Rent/Charges
Greenwood Mall,                                                                         include utilities
Bowling Green, KY
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          13              $29,900         1/31/2006    Rent/Charges
Greenwood Mall,                                                                         include utilities
Bowling Green, KY
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          20              $22,700         6/30/2007
Stones River Mall,
Murfreesboro, TN
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          52              $21,800         3/31/2003
100 Oaks Mall,
Nashville, TN
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          53              $23,000         9/30/2009
Towne Mall,
Elizabethtown, KY
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          54              $19,100        10/30/2004
Shady Brook Mall,
Columbia, TN
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          10              $36,000         6/30/2009    Opened
Charleston Town Center,                                                                 August 1, 2001
Charleston, WV
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          --              $55,000         1/31/2009    Franchised store,
Hickory Hollow Mall,                                                                    we areliable on lease;
Nashville, TN                                                                           Rent/Charges include
                                                                                        utilities
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          --              $36,500        10/31/2007    Franchised store,
Bonita Lakes Mall,                                                                      we are liable on lease;
Meridian, MS                                                                            Rent/Charges include
                                                                                        utilities
----------------------------------------------------------------------------------------------------------------
The Cookie Store,                          --              $23,100         9/30/2004    Franchised store,
Pemberton Square Mall,                                                                  we are liable on lease;
Vicksburg, MS                                                                           Rent/Charges include
                                                                                        utilities
----------------------------------------------------------------------------------------------------------------
The Cookie Store                           --              $42,000        12/01/2011    Franchised store,
Northpark Mall                                                                          we are liable on lease;
Ridgeland, MS                                                                           Rent/Charges include
                                                                                        utilities
----------------------------------------------------------------------------------------------------------------

     In addition, there is another "Cookie Store" location in the Colonial Mall at Glynn Place, in Brunswick, Georgia, which is operated by a franchisee. We are not liable on the lease for such location.

                                   MANAGEMENT

The names and ages of the directors and executive officers of the company are set forth below.

   NAME                      AGE                    TITLE
   ----                      ---                    -----

   Robert R. Gregory Jr.     55     President, Chief Executive Officer, Director

   Donald Gregory            51     Vice President, Secretary, Director

   Ian Bauer                 33     Director

   William B. Raines, Jr.    55     Director

   Gary Slattery             58     Director

     All of the above have held their positions with us since the merger which occurred in January, 2002. All of our directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. At present, our bylaws provide for a minimum of one and no more than nine directors. We currently have five (5) directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. Robert R. Gregory Jr. and Donald Gregory are brothers. There are no other family relationships among any officers or directors.

     ROBERT R. GREGORY, JR. received a BS in Business Administration from Youngstown State University in 1977. In 1980, in order to take over a failing cookie store in Florence, Alabama, Mr. Gregory founded Gregory Enterprises, Inc., one of the 3 related entities that recently merged with our company. Mr. Gregory, in 1982, was Executive Vice President of the Peanut Shack chain of stores and was instrumental in expanding that operation to 250 stores by 1985, when he left them to devote his full attention to his retail cookie business. Mr. Gregory has over 20 years of experience in developing, operating, or overseeing multi-unit operations.

     DONALD J. GREGORY received a Bachelor of Arts degree from Ohio University in 1973 and thereafter worked as an account executive and sales manager in the medical supply business. Since 1984 he has been employed as a vice-president of Gregory Enterprises, Inc. and was a partner of GB Partners LLC, both of which entities recently merged with our company. During this period of time, he was also a partner in DJG Enterprises, a sole proprietorship that operated a double-drive hot dog stand, which was sold in 1997. His experience involves the development, building and operation of various food service concepts either as single unit operations and multi unit chains.

     IAN BAUER received a Bachelor's degree in Business Administration from Boston University in 1990 at which time he became a sales manager for Battery Beer Distributors, a beverage distribution company, where he was employed until the sale of that company in 1994. He then began devoting his efforts towards building his wife's private nutrition practice in New York City. In 1995 he became a dealer for Dippin' Dots Ice Cream in New York whose sales venues included malls, stadiums, arenas, catering facilities, fund-raisers and schools. In January 2000 he was one of the founders of Frosty Bites Distribution LLC., an ice cream distributor, where he is a partner and responsible for distributor relations and sales.

     WILLIAM B. RAINES, JR. received a BS in Engineering from the United States Military Academy at West Point, New York in 1968. Mr. Raines, since 1984, has been the President of The Raines Group, Inc., a property management and development company. Mr. Raines is also a retired Major General in the United States Army.

     GARY SLATTERY received a BA in Literature from New York University in 1978, and a MA in Philosophy and Linguistics from New York University in 1981. Until 1992, Mr. Slattery was the president of a holding company that made acquisitions of services companies. After selling his company in 1992, Mr. Slattery has been a franchise consultant, and has been involved with entities providing information technology services to governmental entities, most recently (since
1999) as the Senior Vice President of New Century Technology, Inc. of Nashville, Tennessee.

     Directors are entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors but do not receive compensation for services that they have provided as directors. There is no compensation committee and no compensation policies have been adopted. We may elect to pay non-cash consideration in the form of options to directors in the future. In the future, we may elect a cash payment as well as non-cash consideration.

     It is also our intention, at the conclusion of this offering, to engage the services of a full-time chief financial officer, and a full-time vice president in charge of marketing and development.

                             EXECUTIVE COMPENSATION

     The following table sets forth for each of the last three fiscal years ended December 31, 2001, 2000, and 1999 the remuneration paid by us to its Chief Executive Officer; no other officers received compensation during these periods:

                                            SUMMARY COMPENSATION TABLE
                                               ANNUAL COMPENSATION
                               FISCAL YEAR    SALARY($)     BONUS($)     OTHER
                               -----------    ---------     --------     -----
Robert Gregory, Jr. ........      2001         88,500         -0-        22,857
President                         2000         88,500         -0-        16,957
                                  1999         76,000         -0-        11,757

     We have never granted any stock options to any of our executive officers.

     The compensation set forth under "Other," above, includes payments relative to a company car provided to Robert Gregory and payments on two autos used by his family, premiums on medical insurance and life insurance, and football season tickets to the Tennessee Titans.

     During the last three fiscal years, our executive officers did not receive any bonuses nor have they been granted any options, restricted stock awards, or long-term incentive payments during the three years discussed above.

EMPLOYMENT AGREEMENTS

     As of December 31, 2001, we do not have any employment agreements with any of our employees. We expect however to enter into an employment agreement with Robert Gregory, Jr., shortly after the conclusion of this offering.

STOCK OPTION PLANS AND AGREEMENTS

     Incentive Option Plan: In December 2001, our Directors adopted and our stockholders approved the adoption of American Family Cookies 2001 Incentive Stock Option Plan ("Incentive Option Plan"). The purpose of the Incentive Option Plan is to enable us to encourage key employees and Directors to contribute to our success by granting such employees and Directors incentive stock options ("ISOs").

     The Incentive Option Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors ("Committee") which will determine, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or a combination thereof, and the number of shares to be subject to such options.

     The Incentive Option Plan provides for the granting of ISOs to purchase common stock at an exercise price to be determined by the Board or the Committee no less than the fair market value of the common stock on the date the option is granted.

     The total number of shares with respect to which options may be granted under the Incentive Option Plan is 600,000 shares of common stock. ISOs may not be granted to an individual to the extent that in the calendar year in which such ISOs first became exercisable, the shares subject to such ISOs have a fair market value on the date of grant in excess of $100,000. No option may be granted under the Incentive Option Plan after January 2011 and no option may be outstanding for more than ten years after its grant. Additionally, no option can be granted for more than five (5) years to a stockholder owing 10% or more of our outstanding common stock and such options must have an exercise price of not less than 110% of the fair market value on the date of grant.

     Upon the exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or in shares of common stock, or in a combination of both. We may lend to the holder of an option, funds sufficient to pay the exercise price, subject to certain limitations.

     The Incentive Option Plan may be terminated or amended at any time by the Board of directors, except that, without stockholder approval, the Incentive Option Plan may not be amended to increase the number of shares subject to the Incentive Option Plan, change the class of persons eligible to receive options under the Incentive Option Plan or materially increase the benefits of participants.

     There have been no stock option transactions since the adoption of the Incentive Option Plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The table below sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by (i) each person known by us be the beneficial owner of more than 5% of our common stock,
(ii) each of our executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                            PERCENTAGE OF
                                                            SHARES BENEFICIALLY          SHARES BENEFICIALLY
                                                          OWNED PRIOR TO OFFERING               OWNED
                                                          -----------------------        -------------------

Robert R. Gregory(1) .....................................      2,025,000                        37.6%

Ian Bauer(2) .............................................        800,000                        14.8%

Edmund Abramson(3) .......................................        800,000                        14.8%

Victor Bauer(4) ..........................................        300,000                         5.6%

Donald Gregory(1) ........................................          5,000                          --

William B. Raines, Jr(1) .................................          5,000                          --

Gary Slattery(1) .........................................          5,000                          --

All officers and Directors as a Group (5 Persons) ........      2,840,000                        52.7%

(1) The address of Robert Gregory, Donald Gregory, William B. Raines Jr. and Gary Slattery is c/o American Family Cookies, Inc.: 112 Wheeler Street, LaVergne, TN 37086. Mr. Gregory's shares include 200,000 shares transferred to his wife, all of which shares Mr. Gregory may be deemed to be the beneficial owner of.

(2) The address of Ian Bauer is 250 West 57th Street, New York, New York 10107. Mr. Bauer, subject to the terms of his agreements with the company, has transferred an aggregate of 550,000 of his shares to his wife Joy Bauer (250,000 shares) and 100,000 shares to each of his three children, all of which shares, Mr. Bauer may be deemed to be the beneficial owner thereof. Ian Bauer is the son of Victor Bauer.

(3) The address of Edmund Abramson is 250 West 57th Street, New York, New York 10107.

(4) The address of Victor Bauer is 250 West 57th Street, New York, New York
    10107.

     In the event the minimum shares are not sold and this offering is terminated, the pre-merger shareholders of the Company (i.e., the former shareholders of RDCT Group, Inc., and their transferees) have agreed to surrender their 2,700,000 shares to the Company's treasury.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions to which we were or are to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

     We have certain financial relationships with our principal shareholders, executive officers, and their families, as follows:

     Robert R. Gregory, Jr. and Donald Gregory are brothers. We are indebted to Betty Gregory, the mother of Robert Gregory in the amounts of $23,318 and $85,684 evidenced by 9% notes with a maturity in 2006 and 2005, respectively, and to Robert Gregory, Jr. in the amount of $27,849 evidenced by a $27,849 8% note with a 2005 maturity.

     We are the also obligor on two notes that are serviced by Coastal Partners, a franchisee of ours that is half-owned by Robert Gregory, Jr. As of December 31, 2001, the approximate aggregate principal balance of these notes was $60,903.

     Ian Bauer, a principal shareholder and director of American Family Cookies, Inc., is also a principal of Frosty Bites Distributors LLC, a company from which Gregory Enterprises Group purchased the Frosty Bites line of ice creams. In October 2000 we opened our first store where we co-branded our name with the Frosty Bites name and thereafter opened three additional co-branded stores. We also plan, in the future, to retrofit 9 additional stores to enable us to carry the Frosty Bites line of products. Through December 2001, we have purchased approximately $23,700 of product from Frosty Bites. Frosty Bites purchases are made from Frosty Bites distributors in each state, and are bought at a price which is negotiated with such distributor, on an arm's length basis. Edmund Abramson and Victor Bauer, principal shareholders of our company, are also principals of Frosty Bites Distributors LLC. Prior to January 2, 2002, the date of the merger between American Family Cookies, Inc. and Gregory Enterprises, Inc., Ian Bauer and Frosty Bites were not related parties to the Gregory Enterprises Group.

     Prior to the merger, the original shareholders of the company agreed to surrender their shares of common stock to the company's treasury in the event the minimum shares are not sold prior to the expiration date of the offering. This agreement is binding on the transferees of any of those original shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The personal liability of our directors is, pursuant to our certificate of incorporation, eliminated to the fullest extent permitted by the Delaware General Corporation Law. We have undertaken, in our certificate of incorporation, to indemnify to the fullest extent permitted by the Delaware General Corporation Law, any and all persons we have the authority to indemnify.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a discussion of all of the material provisions, but does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation, as amended and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

COMMON STOCK

     We are authorized to issue up to 50,000,000 shares of common stock $.001 par value per share of which 5,400,000 shares were issued and outstanding as of January 9, 2002. Our certificate of incorporation authorizes the issuance of 10,000,000 shares of "blank check" preferred stock, $.001 par value per share.

     Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally, on a per share basis, in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any our senior securities, including preferred stock, if any, our assets will be divided pro rata, on a per share basis, among the holders of the shares of our common stock. Our common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

     Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

     All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

     None of the 10,000,000 "blank check" preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

     As a Delaware corporation, we may become subject to Section 203 of the General Corporation Law in the event we become listed on Nasdaq and/or have over 2,000 shareholders. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval by majority of the board of directors who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain transaction could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in payment of a premium over market price or changes in control or management of American Family Cookies.

LIMITATION ON LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that a director of American Family Cookies will not be personally liable to the company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the company (i) for breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit, or
(v) for breaches of a director's responsibilities under Federal Security Law.

DIVIDEND POLICY

     We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on or common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of American Family Cookies, Inc.

SHARES ELIGIBLE FOR FUTURE RESALE

     As of January 9, 2002 we had an aggregate of 5,400,000 shares of our common stock issued and outstanding, all of which are "restricted securities," which may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not our affiliates and who have held their restricted securities for at least two years, are not subject to the volume or transaction limitations). The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our securities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, NY 10004.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of American Family Cookies, Inc. absent a finding of negligence or misconduct in the performance of their duties.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of American Family Cookies pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

ESCROW OF OFFERING FUNDS

     600,000 shares will be offered on a "best efforts, all or none" basis with the balance, 150,000 shares, being offered on a "best efforts" basis. If 600,000 shares are not sold within 120 days from the date hereof, all monies received will be refunded to subscribers in full without interest thereon (unless the offering is extended for an additional 30 days). Each subscriber will receive from American Family Cookies confirmation of this subscription to purchase shares of common stock with instructions to forward their funds to Continental Stock Transfer and Trust Company. All proceeds raised in this offering will be deposited by noon of the next business day following receipt, in an escrow account maintained at Continental Stock Transfer and Trust Company and will be held in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended. All subscriber checks will be made payable to "Continental Stock Transfer and Trust Company as escrow agent for American Family Cookies, Inc." During the period of escrow, subscribers will not be entitled to a refund of their subscription. If at the end of the offering period, 600,000 shares have been sold, all funds in he escrow account will be released to American Family Cookies.

     We are making the offering through Robert Gregory and Ian Bauer, officers and directors of our company who will not be compensated for offering the shares. They will be relying on Rule 3a4-1 of the Exchange Act as a safe harbor, for associated persons of an issuer. In this regard, each of those individuals intends, at the end of the offering, to perform substantial duties for or on behalf of the company unrelated to the transaction in securities, and none of these individuals were brokers or dealers, or associated persons of a broker or dealer, within the preceding 12 months. Furthermore, neither of these individuals anticipates that they will be participating in selling an offering of securities of another issuer during the subsequent 12 month period commencing from the closing of this offering. We will, however, reimburse such officers and directors for all expenses incurred by them in connection with the offering. The shares may also be offered by broker-dealers who are members of the National Association of Securities Dealers Inc. We may, in our discretion, pay commissions of up to 8% of the offering price to participating broker-dealers.

     Currently, we do not have any sales arrangements with a participating broker-dealer for the sale of our shares. If we enter into such arrangements, we will file a post effective amendment to disclose any such arrangement and the broker-dealer participating in the offering would be named in the prospectus that is part of the registration statement. Prior to the broker-dealer participating in the offering, it would obtain a "no-objection" position on the terms of the underwriting compensation from the National Association of Securities Dealers' Corporate Finance Department.

RESTRICTIONS ON RESALE

     Certain restrictions are applicable to 2,700,000 shares of our common stock issued to the shareholders of the Company prior to its merger with the operating companies. Those restrictions are that these shareholders have agreed not to sell their shares for a period of one year from the closing date of the merger.

     The sales of the shares, at the present time, will be offered through Robert Gregory and Ian Bauer, who will be relying on Rule 3a4-1 of the Exchange Act as a safe harbor, for associated persons of an issuer. In this regard, each of those associated persons intends, at the end of the offering, to perform substantial duties for or on behalf our company unrelated to the transaction in securities, and none of these associated persons were brokers or dealers, or associated persons of a broker or dealer, within the preceding 12 months. Furthermore, none of the associated persons anticipates that they will be participating in selling an offering of securities of another issuer during the subsequent 12 month period commencing from the closing of this offering.

     As of June 14, 2002, we have 6 holders of record.

DETERMINATION OF OFFERING PRICE

     In the absence of a public trading market for our common stock, the offering price herein was based on an assessment of market conditions for our common stock, and the perceived value of our common stock upon completion of the transaction.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for American Family Cookies, Inc. by Bondy & Schloss, LLP, New York, New York.

     We are not involved in any material pending legal proceedings as of the date of this prospectus, nor are there any material legal proceedings threatened against us, to our knowledge.

                                     EXPERTS

     Our financial statements included in this prospectus and elsewhere in the registration statement have been audited by Henderson, Hutcherson & McCullough, PLLC, independent certified public accountants to the extent and for the periods indicated in their reports.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement of Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to American Family Cookies and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith will be required to file annual, quarterly and special reports, proxy statement and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commissions' principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the fiscal year ending December 31, 2002.

     You should rely only on the information contained in this prospects. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                                      INDEX

                                                                           PAGE

Independent Auditor's Report ...........................................   F-2

Combined Balance Sheet .................................................   F-3

Combined Statements of Income and Retained Earnings ....................   F-4

Combined Statements of Cash Flows ......................................   F-5

Notes to the Combined Financial Statements .............................   F-6

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Gregory Enterprises Group

We have audited the accompanying combined balance sheet of the Gregory Enterprises Group ("the Company") as of December 31, 2001, and the related combined statements of income and retained earnings and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Gregory Enterprises Group as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

Chattanooga, Tennessee
February 11, 2002

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                             COMBINED BALANCE SHEETS
                DECEMBER 31, 2001 AND MARCH 31, 2002 (UNAUDITED)
--------------------------------------------------------------------------------
                                     ASSETS

                                                                   MAR. 31, 2002
                                                   DEC. 31, 2001    (UNAUDITED)
                                                   -------------   -------------
CURRENT ASSETS
  Cash in bank ....................................  $   76,137    $    82,866
  Other receivables ...............................      42,419         37,867
  Inventory .......................................     113,815        110,121
                                                     ----------    -----------
    Total current assets ..........................     232,371        230,854
                                                     ----------    -----------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  Equipment and improvements ......................   2,256,113      2,328,053
  Accumulated depreciation ........................  (1,231,875)    (1,272,523)
                                                     ----------    -----------
    Cost less accumulated depreciation ............   1,024,238      1,055,530
                                                     ----------    -----------
OTHER ASSETS
  Franchise fees, net of accumulated amortization .      16,333         16,041
  Lease acquisition costs, net of amortization ....      14,250         14,000
  Deposits ........................................       3,275          3,275
                                                     ----------    -----------
    Total other assets ............................      33,858         33,316
                                                     ----------    -----------
TOTAL ASSETS ......................................  $1,290,467    $ 1,319,700
                                                     ==========    ===========

                             LIABILITIES AND EQUITY

                                                                   MAR. 31, 2002
                                                   DEC. 31, 2001    (UNAUDITED)
                                                   -------------   -------------
CURRENT LIABILITIES
  Bank overdraft ..................................  $   24,228    $         0
  Accounts payable ................................      98,145         74,934
  Notes payable - short-term ......................     100,000         70,000
  Current portion, long-term debt .................     192,321        183,201
  Current portion, stockholder note ...............       6,807          6,807
  Accrued expenses ................................      30,362         27,509
  Taxes payable ...................................           0          1,300
                                                     ----------    -----------
    Total current liabilities .....................     451,863        363,751
                                                     ----------    -----------
LONG-TERM LIABILITIES
  Notes payable ...................................     453,951        566,200
  Notes payable - stockholder .....................      21,042         21,042
                                                     ----------    -----------
    Total long-term liabilities ...................     474,993        587,242
                                                     ----------    -----------
EQUITY
  Common stock 50,000,000 shares authorized,
    5,400,000 shares issued at $.001 par value
    as of March 31, 2002 ..........................       7,272          5,400
  Additional paid-in capital ......................      20,000        360,911
  Retained earnings ...............................     347,611          2,396
                                                     ----------    -----------
                                                        374,883        368,707
  Less: Treasury stock, 1,676 shares at cost ......     (11,272)             0
                                                     ----------    -----------
      Total equity ................................     363,611        368,707
                                                     ----------    -----------
TOTAL LIABILITIES AND EQUITY ......................  $1,290,467    $ 1,319,700
                                                     ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
                   YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
                    QUARTER ENDED MARCH 31, 2002 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                      YEAR ENDED DECEMBER 31,             QUARTER ENDED
                                                                   -----------------------------         MARCH 31, 2002
                                                                      2001                2000             (UNAUDITED)
                                                                   ----------          ----------        --------------
SALES ..........................................................   $2,474,032          $2,501,022           $653,247
COST OF SALES ..................................................    1,476,210           1,507,868            404,172
                                                                   ----------          ----------           --------
  Gross profit .................................................      997,822             993,154            249,075

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ...................      952,065             947,492            241,815
                                                                   ----------          ----------           --------
    Income from operations .....................................       45,757              45,662              7,260

OTHER INCOME (EXPENSE)
  Interest expense .............................................      (78,663)            (73,803)           (11,398)
  Interest income ..............................................            0                 120                  0
  Management fees ..............................................            0              25,000                  0
  Royalty income ...............................................       35,697              35,141             10,534
                                                                   ----------          ----------           --------
TOTAL OTHER INCOME (EXPENSE) ...................................      (42,966)            (13,542)              (864)
                                                                   ----------          ----------           --------
  Income before taxes on income ................................        2,791              32,120              6,396
TAXES ON INCOME ................................................            0               4,446              1,300
                                                                   ----------          ----------           --------
NET INCOME .....................................................        2,791              27,674              5,096
  Retained earnings (deficit), beginning of period .............      344,820             374,003             (2,700)
  Withdrawals ..................................................            0             (56,857)                 0
                                                                   ----------          ----------           --------
  Retained earnings, end of period .............................   $  347,611          $  344,820           $  2,396
                                                                   ==========          ==========           ========
Earnings per share (primary and fully diluted) .................        $0.00                                  $0.00
                                                                        =====                                  =====

PRO FORMA - Assuming company was a C Corporation
  for 2001 and subject to income tax:
  Income before taxes on income ................................   $    2,791
  Taxes on income - proforma ...................................          586
                                                                   ----------
NET INCOME - PROFORMA ..........................................   $    2,205
                                                                   ==========
EARNINGS PER SHARE -- PROFORMA as if 5,400,000 shares
  were issued and outstanding for entire year
  (primary and fully diluted) ..................................        $0.00
                                                                        =====

    The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                        COMBINED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
                    QUARTER ENDED MARCH 31, 2002 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                       YEAR ENDED DECEMBER 31,           QUARTER ENDED
                                                                    -----------------------------        MARCH 31, 2002
                                                                      2001                2000             (UNAUDITED)
                                                                    ---------          ----------        --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income ....................................................   $   2,791           $  27,674           $  5,096
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ................................................     131,631             104,812             40,648
    Amortization ................................................       1,916                   0                542
  (Increase) decrease in:
    Other receivables ...........................................      26,559             (78,012)             4,552
    Inventory ...................................................     (12,427)             (7,989)             3,694
    Other assets ................................................     (13,000)            (17,500)                 0
  Increase (decrease) in:
    Accounts payable ............................................     (23,772)             88,930            (23,211)
    Accrued expenses ............................................     (15,014)             12,450             (2,853)
    Accrued income tax ..........................................      (4,446)              2,713              1,300
                                                                    ---------           ---------           --------
      Net cash provided by operating activities .................      94,238             133,078             29,768
                                                                    ---------           ---------           --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Equipment purchases ...........................................    (194,234)           (213,305)           (71,940)
  Asset disposal ................................................           0               7,937                  0
  Notes receivable ..............................................           0              52,749                  0
                                                                    ---------           ---------           --------
    Net cash used by investing activities .......................    (194,234)           (152,619)           (71,940)
                                                                    ---------           ---------           --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease):
    Proceeds from issuance of short-term notes ..................      61,000              39,000                  0
    Proceeds from issuance of long-term notes ...................     132,569             175,000            129,358
    Principal payments of long-term debt ........................    (126,725)           (120,642)           (26,229)
    Members' draw ...............................................           0             (56,857)                 0
    Proceeds from issuance of stockholder note payable ..........      20,000              10,000                  0
    Principal payments of stockholder note ......................      (2,151)                  0                  0
    Principal payments of short-term notes ......................           0             (29,142)           (30,000)
    Bank overdraft ..............................................      24,228                   0            (24,228)
                                                                    ---------           ---------           --------
      Net cash provided by financing activities .................     108,921              17,359             48,901
                                                                    ---------           ---------           --------
Net Increase (Decrease) in Cash .................................       8,925              (2,182)             6,729
  Cash - beginning of period ....................................      67,212              69,394             76,137
                                                                    ---------           ---------           --------
  Cash - end of period ..........................................   $  76,137           $  67,212           $ 82,866
                                                                    =========           =========           ========
SUPPLEMENTAL DISCLOSURES
  Interest paid .................................................   $  76,104           $  73,803           $ 11,398
                                                                    =========           =========           ========
  Income taxes paid .............................................   $       0           $   3,951           $      0
                                                                    =========           =========           ========

    The accompanying notes are an integral part of the financial statements.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Gregory Enterprises Group is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

DESCRIPTION OF BUSINESS

The Gregory Enterprises Group (the Company) consists of the following commonly-controlled enterprises:

American Family Cookie Stores, LLC, a Tennessee Limited Liability Company which commenced operations in 1999, provides publicity, promotion, consultation and franchises of cookie stores.

GB Partners, a Tennessee partnership which commenced operations in 1999, operates "franchised" cookie stores, primarily in retail malls. GB Partners operated as a partnership through December 31, 2000. A fifty percent (50%) partner withdrew effective January 1, 2001. Accordingly, the entity now operates as a sole proprietorship. The withdrawing partner took no partnership assets nor assumed any partnership liabilities when he withdrew.

Gregory Enterprises, Inc., a Tennessee corporation which commenced operations in 1980, sells food and candies primarily in retail stores.

On January 2, 2002, the above entities were merged into American Family Cookies, Inc. as described in Note 9.

COMBINED FINANCIAL STATEMENTS

The enterprises described above operated as separate companies through the year ended December 31, 2000. All significant intercompany transactions were eliminated in the accompanying combined statements. Subsequent to December 31, 2000, the enterprises merged all activities and operations into Gregory Enterprises, Inc. All significant intercompany balances and transactions were eliminated when the activities and operations were merged.

At December 31, 2000 the enterprises described above had the following equity balances:

                American Family Cookie Stores, LLC          $   6,756
                GB Partners                                   (65,356)
                Gregory Enterprises, Inc.                     403,420
                                                             --------
                                                             $344,820

The equity balances have been presented as combined retained earnings in this financial statement.

INVENTORIES

Inventories are stated at the lower of cost or market value, with cost being determined on the first-in, first-out method. Inventory is comprised of raw materials utilized in preparing cookies, drinks and related items for sale in the stores as follows:

                                                                 MARCH 31, 2002
                                         DECEMBER 31, 2001         (UNAUDITED)
                                         ----------------        --------------
                Raw materials                $113,815               $110,121
                                             ========               ========

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements are carried at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Equipment and leasehold improvements are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

                Equipment and fixtures ............  5-10 years
                Company vehicles ..................     5 years
                Leasehold improvements ............  7-10 years


INCOME TAXES

American Family Cookie Stores, LLC and GB Partners are treated as partnerships for federal income tax purposes. Therefore, all income is passed through to the partners based on percentage of ownership. GB Partners became a sole proprietorship effective January 1, 2001.

American Family Cookies, Inc. and Gregory Enterprises, Inc. are treated as C corporations under Internal Revenue Code and Tennessee provisions. Under these provisions, the Company is subject to federal and state taxes on its taxable income. Income taxes are provided for the tax effects of transactions reported in the financial statements.

ADVERTISING

The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place and totaled $6,995 and $7,642 for the years ended December 31, 2001 and 2000, respectively, and $168 for three months ended March 31, 2002.

COMPENSATED ABSENCES

Employees of the Company are entitled to paid vacations depending upon the length of service and other factors. Vacations are generally taken in the year earned. There are no accrued absences at year end.

REVENUE RCOGNITION

Revenue includes cash sales and minimal credit card sales of cookies and other concessions from the individual store locations. The Company also charges 5% royalty fee from all of its franchised stores which is included in other income. In January 2001, the company elected to stop charging management fees from franchised stores. In the previous year, the Company charged management fees to the franchised stores that the company participated in managing. Revenue is recognized at the point of sale in the individual store locations. Royalty fees are recognized and accrued monthly based on reported sales of the franchisees.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LEASE ACQUISITION COSTS

The Company capitalizes professional fees incurred for lease arrangements. These fees are being amortized over the life of the lease on the straight-line method.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts have been reclassified from prior financial statements in order to improve comparability with current amounts.

NOTE 2 - OTHER RECEIVABLES

Other receivables are comprised of the following:

                                                                  MARCH 31, 2002
                                             DECEMBER 31, 2001      (UNAUDITED)
                                             -----------------    --------------
         Royalty receivables ...............      $36,250             $29,237
         Miscellaneous receivables .........        6,169               8,630
                                                  -------             -------
         Total .............................      $42,419             $37,867
                                                  =======             =======


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements consist of the following:

                                                                  MARCH 31, 2002
                                              DECEMBER 31, 2001     (UNAUDITED)
                                              ----------------     -------------
         Equipment and fixtures ............     $1,012,332        $1,074,084
         Company vehicles ..................        108,947           138,305
         Leasehold improvements ............      1,134,834         1,115,664
                                                 ----------        ----------
                                                  2,256,113         2,328,053
         Less accumulated depreciation .....      1,231,875         1,272,523
                                                 ----------        ----------
                                                 $1,024,238        $1,055,530
                                                 ==========        ==========

Depreciation expense for the years ended December 31, 2001 and 2000 was $131,631 and $104,812, respectively, and $40,648 for three months ended March 31, 2002.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 4 - NOTES PAYABLE

Notes payable consist of the following:

                                                                                                       MARCH 31, 2002
                                                                                 DECEMBER 31, 2001       (UNAUDITED)
                                                                                 -----------------      -------------
SHORT-TERM DEBT
Note payable - Capital Bank, line of credit - bearing a variable interest
rate currently at 7.00%, secured by equipment, maturing in July 2002 ............    $100,000               $ 70,000
                                                                                     --------               --------
Total short-term debt ...........................................................    $100,000               $ 70,000
                                                                                     ========               ========

LONG-TERM DEBT
Note payable - Capital Bank, payable $1,904 monthly,
bearing a variable interest rate currently at 6.50%, secured by
equipment, maturing September 2004 ..............................................    $ 55,328               $ 52,400

Note payable - Capital Bank, payable $1,169 monthly,
bearing a variable interest rate currently at 7.00%, secured by
equipment, maturing April 2004 ..................................................      29,928                 28,053

Note payable - Capital Bank and SBA, payable $956 monthly,
bearing a variable interest rate currently at 6.50%, secured by equipment,
maturing September 2004 .........................................................      27,710                 26,243

Note payable - Nancy Davis, payable $697 monthly,
bearing interest at 9%, secured by equipment, maturing November 2002 ............       7,945                  6,639

Note payable - Sweet & Nutty, payable $1,201 monthly,
bearing interest at 5%, secured by equipment, maturing October 2005 .............      31,688                 31,688

Note payable - Capital Bank and SBA, payable $2,590 monthly,
bearing interest at 10.5%, secured by equipment, maturing October 2006 ..........     117,872                112,167

Note payable - Capital Bank, payable $851 monthly,
bearing interest at bank's index rate plus 2 percent,
secured by equipment, maturing April 2004 .......................................      22,113                 20,748

Note payable - Bank of Tuscaloosa, payable $1,390 monthly,
bearing variable interest rate, secured by equipment, maturing
November 2002 ...................................................................      13,464               $  9,485

Note payable - Betty Gregory, payable $519 monthly,
bearing interest at 9%, unsecured, maturing in 2006 .............................      23,318                 23,318

Note payable - Betty Gregory, payable $1,803,
bearing interest at 9%, unsecured, maturing in 2005 .............................      85,684                 84,644

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 4 - NOTES PAYABLE (CONTINUED)

                                                                                                       MARCH 31, 2002
                                                                                 DECEMBER 31, 2001       (UNAUDITED)
                                                                                 -----------------      -------------
Note payable - Capital Bank, payable $2,083 monthly,
bearing interest at 9%, secured by equipment, maturing May 2006 .................      89,993                 87,174

Note payable - Capital Bank, payable $2,193 monthly,
bearing variable interest rate, secured by equipment,
maturing in August 2005 .........................................................      78,697                 77,226

Note payable - Ford Motor Credit, payable $552 monthly,
bearing interest at 2.90%, secured by automobile,
maturing January 2003 ...........................................................       7,569                  7,569

Note payable - Capital Bank, payable $1,626 monthly,
bearing variable interest rate, currently at 6.5%, secured by equipment,
maturing May 2005 ...............................................................      54,963                 52,689

Note payable - GMAC Bill Heard Chevrolet Corp., Nashville,
payable $539 monthly, bearing interest at 3.9%, secured by automobile,
maturing March 2007 .............................................................           0                 29,358

Note payable - Yadkin Valley Bank, payable $2,033 monthly,
bearing interest at 8%, secured by equipment,
maturing March 2007 .............................................................           0                100,000
                                                                                     --------               --------
Total long-term debt ............................................................     646,272                749,401
Less current maturities .........................................................     192,321                183,201
                                                                                     --------               --------
                                                                                     $453,951               $566,200
                                                                                     ========               ========


                                                                                                         MARCH 31, 2002
                                                                                DECEMBER 31, 2001         (UNAUDITED)
                                                                                -----------------        --------------
The noncurrent portion of long-term debt matures as follows:
         2003 ...................................................................    $168,223               $192,579
         2004 ...................................................................     143,994                169,371
         2005 ...................................................................      95,561                122,792
         2006 ...................................................................      40,145                 69,374
Thereafter ......................................................................       5,328                 12,084
                                                                                     --------               --------
                                                                                     $453,951               $566,200
                                                                                     ========               ========

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 5 - INCOME TAXES

The provision for income taxes consist of the following:

                                    YEAR ENDED DECEMBER 31,       QUARTER ENDED
                                    -----------------------      MARCH 31, 2002
                                     2001            2000          (UNAUDITED)
                                    ------         --------      --------------
         Current
         Federal .................   $ --           $3,425           $  920
         State ...................     --            1,021              380
                                     ----           ------           ------
                                     $ --           $4,446           $1,300
                                     ====           ======           ======

Through December 31, 2001 the above provisions were calculated using the effective federal tax rate of 15% and the state rate of 6% applicable to the C Corporation, Gregory Enterprises, Inc. Through December 31, 2001, there has been no accrual of income tax expense for American Family Cookie Stores, LLC and GB Partners as the income (loss) of these entities pass-through to the owners. The C Corporation had no earnings and, therefore, no tax expense is recorded in 2001.

On January 2, 2002, Gregory Enterprises, Inc., American Family Cookies Stores, LLC and GB Partners were merged into American Family Cookies, Inc., a C Corporation Taxes for 2002 have been calculated using an effective federal rate of 15% and the state rate of 6%.

The proforma effects of recording income taxes for the combined group had all entities been C corporations at December 31, 2001 is as follows:

PRO FORMA - Assuming company was a C Corporation for 2001 and subject to income tax:

         Income before taxes on income .................................  $2,791
         Taxes on income - proforma ....................................     586
                                                                          ------
         NET INCOME - PROFORMA .........................................  $2,205
                                                                          ======
EARNINGS PER SHARE - PROFORMA
         as if 5,400,000 shares were issued and outstanding
         for entire year (primary and fully diluted) ...................  $ 0.00
                                                                          ======

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 6 - CONTINGENCIES

The Company is contingently liable as guarantor of leases for franchised stores as follows:

                                       ANNUAL RENT/         LEASE
        DESCRIPTION                      CHARGES          EXPIRATION      NOTES
        ----------                     ------------       ----------      -----

        The Cookie Store,                  $55,000         1/31/2009      Rent/charges include
        Hickory Hollow Mall,                                              utilities
        Nashville, TN

        The Cookie Store,                  $36,500        10/31/2007      Rent/charges include
        Bonita Lakes Mall,                                                utilities
        Meridian, MS

        The Cookie Store,                  $23,100         9/30/2004      Rent/charges include
        Pemberton Square Mall                                             utilities
        Vicksburg, MS

        The Cookie Store                   $45,600        12/31/2010      Rent/charges include
        Northpark Mall                                                    utilities
        Ridgeland, MS

The Company is contingently liable as guarantor of two bank notes that are serviced by Coastal Partners, a franchisee that is 50% owned by the principal stockholder. The balance of the notes at December 31, 2001 is $60,903 which mature in August 2002 and 2004. The balance is $52,406 at March 31, 2002.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 7 - LEASE COMMITMENTS

The following is a list of operating leases in effect:

                                       ANNUAL RENT/         LEASE
        DESCRIPTION                      CHARGES          EXPIRATION      NOTES
        ----------                     ------------       ----------      -----
        The Cookie Store,                  $56,100        12/31/2007      Rent/charges include
        Metrocenter Mall,                                                 utilities
        Jackson, MS

        Pretzel Twister,                   $39,900        12/31/2003      Rent/charges include
        Metrocenter Mall,                                                 utilities
        Jackson, MS

        The Cookie Store,                  $24,600        12/31/2005
        Leigh Mall,
        Columbus, MS

        The Cookie Store,                  $53,300         4/30/2006      Lease has two year
        Rivergate Mall,                                                   option
        Nashville, TN

        The Cookie Store,                  $28,000         9/30/2010
        Ft. Henry Mall,
        Kingsport, TN

        The Cookie Store,                  $56,000         5/31/2011      Opened
        Bellevue Center Mall,                                              June 1,  2001
        Nashville, TN

        Sweet and Nutty,                   $30,500         9/30/2006      Rent/charges include
        University Mall,                                                  utilities
        Tuscaloosa, AL

        Tennessee Coffee Mill,             $24,800         1/31/2004      Rent/charges include
        Greenwood Mall,                                                   utilities
        Bowling Green, KY

        The Cookie Store,                  $29,900         1/31/2006      Rent/charges include
        Greenwood Mall,                                                   utilities
        Bowling Green, KY

        The Cookie Store,                  $22,700         6/30/2007
        Stones River Mall,
        Murfreesboro, TN

        The Cookie Store,                  $21,800         3/31/2003
        100 Oaks Mall,
        Nashville, TN

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 7 - LEASE COMMITMENTS (CONTINUED)

                                       ANNUAL RENT/         LEASE
        DESCRIPTION                      CHARGES          EXPIRATION      NOTES
        ----------                     ------------       ----------      -----
       The Cookie Store,                   $23,000         9/30/2009
       Towne Mall,
       Elizabethtown, KY

       The Cookie Store,                   $19,100        10/30/2004
       Shady Brook Mall,
       Columbia, TN

       The Cookie Store                    $40,800         6/30/2010      Rent/charges include
       Charleston Center Mall                                             utilities
       Charleston, WV

       Office & Warehouse                  $34,800         9/30/2006      Rent increases
       112 Wheeler St.                                                    $1,200 per year in
       LaVergne, TN                                                       2002 and 2004

Rent expense totaled $461,224 and $398,354 for the years ended December 31, 2001 and 2000, respectively, and $132,458 for three months ended March 31, 2002.

Future minimum lease commitments are summarized as follows:

     Year ended December 31,
     2002 ..............................................    $  538,000
     2003 ..............................................       538,000
     2004 ..............................................       418,800
     2005 ..............................................       399,700
     2006 ..............................................       375,100
     Subsequent years ..................................       703,000
                                                            ----------
     Total .............................................    $2,972,600
                                                            ==========


NOTE 8 - RELATED PARTY TRANSACTIONS

Note payable-stockholder represents money owed to principal stockholder. The note bears interest at the rate of 8%, and is payable in monthly installments of $732 maturing in 2005. The balance is classified in the financial statements as follows:

                                                                 MARCH 31, 2002
                                           DECEMBER 31, 2001       (UNAUDITED)
                                           ----------------      --------------
     Current                                   $  6,807              $ 6,807
     Long-term                                   21,042               21,042
                                                -------              -------
                                                $27,849              $27,849
                                                =======              =======

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 8 - RELATED PARTY TRANSACTIONS (CONTINUED)

In the contingent liability note there is a reference that the company is a guarantor of the debt in the amount of $60,903. The debt is serviced by Coastal Partners, which is 50% owned by the principal stockholder of the Company. Gregory Enterprises Group has transactions with entities in which the sole owner has a 50% or more ownership interest. These transactions are summarized as follows:

                                                YEAR ENDED DECEMBER 31,         QUARTER ENDED
                                               -------------------------       MARCH 31, 2002
                                                2001              2000           (UNAUDITED)
                                               ------           --------       --------------
     Sales to related parties ..............   $20,615           $11,928           $42,991
     Royalty income ........................   $23,486           $18,218           $10,534

The various transactions among the members of the Gregory Enterprises Group have been eliminated in the combined financial statements.

NOTE 9 - COMBINED EQUITY

The equity of the Company is as follows:


                                     AMERICAN                     GREGORY ENTERPRISES, INC.
                                      FAMILY                      ------------------------
                                      COOKIE          GB       COMMON     TREASURY     PAID-IN   RETAINED    COMBINED
                                    STORES, LLC    PARTNERS     STOCK       STOCK      CAPITAL   EARNINGS      TOTAL
                                    -----------    --------   --------    --------    --------   ---------   --------
BALANCE--
December 31, 1999 ..................  $ 1,912     $(11,921)     $7,272    $(11,272)    $20,000    $384,012    $390,003
Net income .........................    6,344        1,922          --          --          --      19,408      27,674
Withdrawals ........................   (1,500)     (55,357)         --          --          --          --     (56,857)
                                      -------     --------      ------    --------     -------    --------    --------

BALANCE--
December 31, 2000 ..................    6,756      (65,356)      7,272     (11,272)     20,000     403,420     360,820
Net income .........................       --           --          --          --          --       2,791       2,791

Merger of American
  Family Cookie Stores,
  LLC and GB Partners
  into Gregory Enterprises, Inc. ...   (6,756)      65,356          --          --          --     (58,600)         --
                                      -------     --------      ------    --------     -------    --------    --------
                                      $    --     $     --      $7,272    $(11,272)    $20,000    $347,611    $363,611
                                      =======     ========      ======     =======     =======    ========    ========

The enterprises described above operated as separate companies through the year ended December 31, 2000. Subsequent to December 31, 2000, all activities and operations of the above entities were recorded in Gregory Enterprises, Inc. All significant inter-company balances and transactions were eliminated when the activities were merged.

The equity of American Family Cookies, LLC, a Tennessee limited liability company, is comprised of members' equity. The equity of GB Partners, a sole proprietorship, is comprised of owner's equity. No additional shares of stock were issued in the merger and combination of these entities.

                            GREGORY ENTERPRISES GROUP
                (A PREDECESSOR TO AMERICAN FAMILY COOKIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 2001
            (INFORMATION RELATED TO THE QUARTER ENDED MARCH 31, 2002
                AND SUBSEQUENT TO DECEMBER 31, 2001 IS UNAUDITED)
--------------------------------------------------------------------------------

NOTE 9 - COMBINED EQUITY (CONTINUED)

On January 2, 2002, Gregory Enterprises, Inc. was merged into American Family Cookies, Inc. A presentation of the equity of the resulting entity is as follows:

                                                                                                     RESULTING
                                                                                                   BALANCE SHEET
                                                                   GREGORY                          OF AMERICAN
                                                   FAMILY        ENTERPRISES                   FAMILY COOKIES, INC.
                                                COOKIES, INC.       INC.          ADJUSTMENTS         1-2-02
                                                ------------     -----------      -----------   ------------------
Stockholders' Equity
  Common Stock ..............................      $ 2,700         $  7,272        $  (7,272)          $  5,400
                                                                                       2,700
  Additional PIC ............................            0           20,000          340,911            360,911
  Retained earnings .........................       (2,700)         347,611         (347,611)            (2,700)
  Treasury stock ............................            0          (11,272)          11,272                  0
                                                   -------         --------        ---------           --------
Total Equity ................................      $     0         $363,611        $       0           $363,611
                                                   =======         ========        =========           ========

The sole stockholder of Gregory Enterprises, Inc. received 2,700,000 shares of $.001 par value stock of American Family Cookies, Inc. in exchange for his shares of Gregory Enterprises, Inc.

American Family Cookies, Inc. is authorized to issue 50,000,000 shares of $.001 par value common stock, with 5,400,000 shares outstanding as of March 31, 2002.

Earnings per share have been calculated using the total shares outstanding of 5,400,000 as follows:

                                              YEAR ENDED          QUARTER ENDED
                                           DECEMBER 31, 2001     MARCH 31, 2002
                                               PROFORMA            (UNAUDITED)
                                           -----------------     --------------

Earnings per share - basic
  and fully diluted ......................       $0.00                $0.00
                                                  ====                 ====


NOTE 10 - SUBSEQUENT EVENTS

The Company currently is negotiating a new store location in Hickory, North Carolina. The Company expects to finance an estimated $30,000 to cover expenses to open this store. Management expects the store to be operating in 2002.